SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 1st day of July, 2007, between CBD Media LLC, a Delaware limited liability company (the “Company”), and David Miller (the “Employee”).

RECITALS

A.

The Company and the Employee have previously entered into that certain Amended and Restated Employment Agreement, dated September 1, 2003 (the “Prior Agreement”), pursuant to which the Company currently employs the Employee to serve as the Company’s Vice President – Sales & Operations.

B.

On March 20, 2007, the Company combined its business with Local Insight Media, L.P. (“Local Insight”).

C.

The Company desires to continue Employee’s employment, to induce Employee to continue employment with the Company and to reward Employee for his contributions to the success of the Company.

D.

The parties hereto desire to amend and restate the Prior Agreement to reflect a new compensation structure on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I.
SERVICES AND TERM

1.1

Term.  Subject to the termination provisions set forth in Section , the Company will employ the Employee and the Employee agrees to continue employment with the Company through September 1, 2008 (the “Term”).

ARTICLE II.
COMPENSATION PACKAGE

2.1

Cash Compensation.

(a)

Base Salary.  During the Term, the Company will pay the Employee an annual base salary at least equal to the following amounts for each year of the Term:

2003	$135,000
2004	$150,000
2005	$165,000
2006	$180,000

2007
January 1 – June 30	$190,000[1]
July 1 – December 31	$150,000[1]
2008	$150,000

The Employee’s base salary shall be payable in accordance with the normal payroll procedures of the Company.

(b)

Bonus Opportunity.  The Company shall maintain an incentive bonus compensation plan pursuant to which Employee’s target bonus opportunity each year during the Term shall be not less than the following:

2003	$50,000
2004	$63,000
2005	$75,000
2006	$88,000
2007	$85,415
2008	$75,000

provided, however, that the actual amount of any incentive bonus payable to the Employee with respect to any year shall be determined by the Board based upon performance criteria set forth in advance under the incentive bonus compensation plan and Employee’s achievement of such performance criteria.  Any incentive bonus payable to the Employee will be paid after the end of the year to which the bonus pertains and within 120 days after the end of such year or, under the conditions set forth in Section  below, within ten (10) business days after the expiration of the Term.

(c)

Withholding and Deferrals.  All base salary and bonus payable under this Section  shall be reduced by (i) any income tax or other legally required withholding by the Company, (ii) any elective deferrals of such amounts as contributions to qualified and non-qualified retirement plans of the Company, if any, and (iii) contributions payable by the Employee with respect to his participation in any employee benefit plans of the Company which the Company or the plan requires contributions by employees to receive benefits thereunder.

2.2

Benefits.

(a)

Benefit Plans.  During the Term, Employee shall continue to be eligible to participate in such medical, health, retirement, welfare and insurance plans generally made available from time to time to  other employees of the Company (subject to their terms), including medical, dental, and life, as well as a 401(k) plan with a matching contribution and life and disability insurance coverage of at least $500,000.

________________

1   Annual base salary in effect during the applicable period.

(b)

Vacation.  During the Term, the Employee shall be entitled to paid vacation time in accordance with the plans, practices, policies and programs applicable to other  employees of the Company, but in no event shall such vacation time be less than 20 days per calendar year, assuming a 12 month work year.

(c)

Business Expenses.  The Company will promptly pay or reimburse the Employee for all reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder upon presentation of written documentation, subject, however, to the Company’s reasonable policies relating to business-related expenses as then in effect from time to time.

2.3

Stay Bonus.  Provided that: (i) the Employee’s employment has not been terminated for Cause (as that term is defined below) on or before December 31, 2007 and (ii) the Employee has not voluntarily terminated his employment prior to December 31, 2007, the Company shall pay the Employee, after December 31, 2007 but in no event later than January 31, 2008, a stay bonus in the amount of $34,900.  Such stay bonus shall be in addition to the annual incentive bonus payable pursuant to Section  with respect to the year ending December 31, 2007.  The Company’s obligation to pay such stay bonus shall automatically terminate if, prior to December 31, 2007, the Employee’s employment is terminated for Cause or if the Employee voluntarily terminates his employment.

2.4

Severance Payment.   On the earlier to occur of (i) January 31, 2008 or (ii) ten (10) business days following the termination of the Employee’s employment for any reason, the Company will deliver to the Employee a payment in the amount of $290,000 (the “Severance Payment”), which is the aggregate severance benefit payable pursuant to the Prior Agreement.  In the event of the Employee’s death, the Severance Payment shall be paid to the Employee’s estate.

2.5

Equity Compensation.  The Employee shall be eligible to participate in such equity based compensation plans or programs as may be adopted by Local Insight from time to time (each, an “Equity Plan”) at such level and in such amounts as may be determined in the sole discretion of the Board of Directors or Compensation Committee of Local Insight Media GP, LLC, the general partner of Local Insight, subject to the terms and conditions of the applicable Equity Plan and any award agreement entered into thereunder.

ARTICLE III.
TERMINATION OF SERVICES

3.1

Termination.  Employee’s employment with the Company hereunder may be terminated by the Company or the Employee, as applicable, at any time prior to the end of the Term for any of the following reasons:

(a)

Disability.  Upon the failure of the Employee to render services to the Company for a continuous period of three (3) months because of the Employee’s physical or mental disability or illness, the Company may terminate this Agreement and the Employee’s employment hereunder, provided such termination does not otherwise violate applicable law.  If there should be a dispute between the parties as to the Employee’s physical or mental disability, such dispute shall be settled by the opinion of an impartial reputable physician agreed upon for such purpose by the parties or their representatives.  The certificate of such physician as to the matter in dispute shall be final and binding on the parties.

(b)

Cause.  The Company may terminate this Agreement and the Employee’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Employee’s willful failure or refusal to materially perform his duties under this Agreement; (ii) the Employee’s willful failure or refusal to follow lawful directions of the Board, the Chief Executive Officer or other supervisor, or any other act of willful insubordination on the part of Employee; (iii) the engaging by the Employee in willful misconduct which is materially and demonstrably injurious to the Company or any of its divisions, subsidiaries or affiliates, monetarily or otherwise; (iv) the commission by the Employee of an act of fraud or embezzlement against the Company or any of its divisions, subsidiaries or affiliates; (v) any conviction of, or plea of guilty or nolo contendere to, the Employee with respect to a felony (other than a traffic violation); or (vi) any act of fraud or dishonesty committed by the Employee which is materially detrimental to the business or reputation of the Company.

(c)

Resignation.  The Employee may voluntarily terminate this Agreement and his employment with the Company upon thirty (30) days’ prior written notice to the Company.

(d)

Without Cause.  The Company may terminate this Agreement without Cause upon thirty (30) days’ prior written notice to the Employee.

(e)

Death.  This Agreement shall automatically terminate on the death of the Employee.

3.2

Payment on Termination for Cause, Resignation, Disability or Death.  In the event that Employee’s employment is terminated by the Company with Cause or by resignation, disability or death, Employee shall be entitled to receive the following payments, less any required withholdings, not later than ten (10) business days after the date of termination (if December 31st falls within such ten (10) business day period, then, in all events, the payments shall be made after such December 31st but still within such ten (10) business day period):

(a)

payment of any earned but unpaid salary accrued through and including the date of termination;

(b)

payment of accrued, but unused, vacation time;

(c)

if not previously paid, the Severance Payment under Section ; and

(d)

reimbursement of any unreimbursed business expenses incurred prior to the date of termination.

3.3

Payment on Termination Without Cause.  Subject to the Employee’s continuing compliance with the covenants contained in Section  of this Agreement (the “Covenants”) and the execution by the Employee of a binding general waiver and release of claims (a “General Release”), in the event that the Employee’s employment is terminated by the Company without Cause, then the Employee shall be entitled to receive the following payments, less any required withholdings, not later than ten (10) business days after the date of termination (if December 31st falls within such ten (10) business day period, then, in all events, the payments shall be made after such December 31st but still within such ten (10) business day period):

(a)

payment of any earned, but unpaid, salary accrued through and including the date of termination;

(b)

payment of accrued, but unused, vacation time;

(c)

if not previously paid, the stay bonus under Section ;

(d)

if not previously paid, the Severance Payment under Section ;

(e)

reimbursement any unreimbursed business expenses incurred prior to the date of termination; and

(f)

a lump sum payment equal to the Employee’s base salary and target bonus for the period beginning on the effective date of the Employee’s termination and ending on September 1, 2008.

3.4

Payment Upon Expiration of the Term.  Subject to Employee’s continuing compliance with the Covenants, and the execution by Employee of a General Release, in the event that Employee’s employment is terminated due to the expiration of the Term, then Employee shall be entitled to receive the following payments, less any required withholdings, within ten (10) business days after the expiration of the Term:

(a)

payment of any earned, but unpaid, salary accrued through and including September 1, 2008;

(b)

payment of accrued, but unused, vacation time;

(c)

a lump sum payment equal to a pro rated portion of the Employee’s 2008 target incentive bonus under Section 2.1(b) ; and

(d)

reimbursement of any unreimbursed business expenses incurred prior to September 1, 2008.

ARTICLE IV.
COVENANTS

4.1

Services.  During the Term, the Employee shall use his best efforts to faithfully perform his duties as Vice President – Sales & Operations.  Employee shall devote his full business time and effort to the performance of his duties hereunder; provided, however, that the Employee shall, so long as such activities do not materially interfere or conflict with his performance hereunder, be permitted to devote time to industry, community or charitable organizations.

4.2

Covenants.

(a)

Non-Competition.  The Employee covenants and agrees that (I) during the Term and (ii) for a period of twelve (12) months following any termination of his employment (the “Post-Termination Period”), the Employee shall not directly or indirectly own an interest in, operate, join, control, advise, consult to, work for, serve as a director or manager of, have a financial interest, or participate in any corporation, partnership, proprietorship, firm, association, person, or other entity that engages or is planning to be engaged in the production, sale or distribution of telephone directories or any other business in which the Company is engaged during the Term (the “Business”).  This Covenant applies to each, territory or jurisdiction, including but not limited to Butler, Clark, Clermont, Greene, Hamilton, Miami, Montgomery and Warren counties in the State of Ohio, Boone, Campbell, Grant Gallatin, Kenton and Pendleton counties in the State of Kentucky and Dearborn and Ohio counties in the State of Indiana and the Internet and the World Wide Web, in which the Company is doing business or is making an active effort to do business during the Term and with respect to the Employee’s covenants regarding the post-termination period at the time the Employee’s employment with the Company is terminated.  This Covenant does not prohibit the passive ownership of less than five percent (5%) of the outstanding stock or debt of any public corporation as long as the Employee is not otherwise in violation of this Covenant.

(b)

No Diversion.  The Employee covenants and agrees that (i) during the Term and (ii) the Post-Termination Period, he shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Company (e.g., joint ventures, other business combinations, investment opportunities, potential investors in the Company, and other similar opportunities) which the Employee became aware of during his employment with the Company.

(c)

Non-Recruitment.  The Employee agrees that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, the Employee covenants and agrees that during the Term and the Post-Termination Period, he shall not directly or indirectly entice or solicit (other than pursuant to general, non-targeted public media advertisements) or seek to induce or influence any of the Company’s employees to leave their employment.

(d)

Remedies.  The Employee acknowledges that should he violate any of the Covenants, it will be difficult to determine the resulting damages to the Company and, in addition to any other remedies it may have, and notwithstanding the provisions of Section , the Company shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage.  The Company may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case does not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights.  Employee acknowledges and agrees that any breach of any of the Covenants during the period of his employment shall be grounds for immediate dismissal and forfeiture of any accrued and unpaid, bonus or other compensation and benefits, including all options and Bonus Stock granted pursuant to this Agreement and all other options and restricted stock granted or purchased by Employee, as liquidated damages.  Employee acknowledges that any such liquidated damages shall be in addition to, and not exclusive of, any and all other rights and remedies the Company may exercise.

(e)

Severability and Modification of Any Unenforceable Covenant.  It is the parties’ intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if it is determined any of the Covenants are unenforceable because of over breadth, then the covenants shall be modified so as to make it reasonable and enforceable under the prevailing circumstances.

(f)

Tolling.  In the event of the breach by Employee of any Covenant the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of Employee’s compliance with the Covenants.  This paragraph shall not apply to any period for which the Company is awarded and receives actual monetary damages for breach by the Employee of a Covenant with respect to which this paragraph applies.

ARTICLE V.
MISCELLANEOUS

5.1

Successors.  This Agreement shall inure to the benefit of the Company and its successors and assigns, as applicable.  If the Company shall merge or consolidate with or into, or transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding on, and run to the benefit of, the successor of the Company resulting from such merger, consolidation, or transfer.  The Employee shall not assign, pledge, or encumber his interest in this Agreement, or any part thereof, without the prior written consent of the Company, and any such attempt to assign, pledge or encumber any interest in this Agreement shall be null and void and shall have no effect whatsoever.

5.2

Governing Law.  This Agreement is being made and executed in and is intended to be performed in the State of Ohio and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to the conflict of laws principles thereof.

5.3

Entire Agreement.  This Agreement comprises the entire agreement between the parties hereto relating to the subject matter hereof and as of the date of this Agreement, supersedes, cancels and annuls all previous agreements between the Company (and/or its predecessors) and the Employee, as the same may have been amended or modified, and any right of the Employee thereunder other than for compensation accrued thereunder as of the date hereof, and supersedes, cancels and annuls all other prior written and oral agreements between the Employee and the Company or any predecessor to the Company.  The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the retention of the Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.

5.4

Severability; Enforceability.  If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void by the final determination of a court of competent jurisdiction in any jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, as to that jurisdiction and subject to this Section , such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect.  In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only, and shall be enforced in that jurisdiction as so limited to the maximum extent permitted by the law of that jurisdiction.

5.5

Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.6

Section 409A.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the United States Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidance issued with respect thereto (“Section 409A”).  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable pursuant to this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to: (i) exempt such payments from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to such payments or (ii) comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under Section 409A.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CBD MEDIA LLC By: /s/ SCOTT A. POMEROY__________ Name: Scott A. Pomeroy, Director	EXECUTIVE /s/ DAVID MILLER________________ David Miller